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                                                                     EXHIBIT 3.1

            EIGHTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                                       OF
                         QUATRX PHARMACEUTICALS COMPANY

            Robert L. Zerbe, M.D. and Stephen M. Davis hereby certify that:

            ONE: They are the duly elected and acting President and Secretary, respectively, of Quatrx Pharmaceuticals Company, a Delaware corporation (the "CORPORATION").

            TWO: The name under which the Corporation was originally incorporated is Pegasus Pharmaceuticals Company. The Corporation's original certificate of incorporation was filed with the Secretary of State on November 20, 2000.

            THREE: This Eighth Amended and Restated Certificate of Incorporation was duly adopted in accordance with Sections 242 and 245 of the Delaware General Corporation Law.

            FOUR: The Amended and Restated Certificate of Incorporation of this Corporation (the "CERTIFICATE"), as heretofore amended, is hereby amended and restated to read as follows:

                                       I.

            The name of the Corporation is Quatrx Pharmaceuticals Company.

                                      II.

            The address of the Corporation's registered office in the State of Delaware is: 2711 Centerville Road, Suite 400, Wilmington, New Castle County, Delaware 19808. The name of the Corporation's registered agent at such address is: Corporation Service Company.

                                      III.

            The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of the State of Delaware (the "DELAWARE LAW").

                                      IV.

            A. This Corporation is authorized to issue two classes of stock to be designated, respectively, "Common Stock" and "Preferred Stock." The total number of shares which the Corporation is authorized to issue is 164,979,515 shares, 94,919,416 shares of which shall be common stock, par value $0.01 per share (the "COMMON STOCK") and 70,060,099 which shall be preferred stock, par value $0.01 per share (the "PREFERRED STOCK").

            B. The Preferred Stock may be issued from time to time in one or more series. The Board of Directors is hereby authorized, within the limitations and restrictions stated

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in this Certificate, to fix or alter the dividend rights, dividend rate, conversion rights, voting rights, rights and terms of redemption (including sinking fund provisions), the redemption price or prices, the liquidation preferences of any wholly unissued series of Preferred Stock, and the number of shares constituting any such series and the designation thereof, or any of them; and to increase or decrease the number of shares of any series subsequent to the issue of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be so decreased, the shares constituting such decrease shall resume the status which they had prior to the adoption of the resolution originally fixing the number of shares of such series.

            C. 1,575,000 shares of the authorized shares of Preferred Stock are hereby designated "Series A Preferred Stock" (the "SERIES A PREFERRED"). 4,200,000 shares of the authorized shares of Preferred Stock are hereby designated "Series B Preferred Stock" (the "SERIES B PREFERRED"). 25,596,491 shares of the authorized shares of Preferred Stock are hereby designated "Series C Preferred Stock" (the "SERIES C PREFERRED"). 34,428,570 shares of the authorized shares of Preferred Stock are hereby designated "Series D Preferred Stock" (the "SERIES D PREFERRED"). 4,260,031 shares of the authorized shares of Preferred Stock are hereby designated as "Series D-1 Preferred Stock" (the "SERIES D-1 PREFERRED"). Except as provided by Delaware law or this Certificate, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred shall rank equally with respect to dividends, distributions on liquidation and all other matters, and none shall be deemed junior to any other.

            D. The rights, preferences, privileges, restrictions and other matters relating to the Common Stock, the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred are as follows:

            1.    DIVIDEND RIGHTS.

            The holders of the Series D Preferred and the Series D-1 Preferred shall be entitled to receive in each calendar year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, preferential non-compounding, non-cumulative dividends at a rate equal to the greater of (i) 8% per annum of the Original Purchase Price (as defined below) per share of the Series D Preferred and the Series D-1 Preferred, respectively, held by them, appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like, or (ii) in the case of a declaration of dividends on the Common Stock, the dividends that would be paid with respect to the Common Stock into which the Series D Preferred and the Series D-1 Preferred may be converted at the time of such declaration. Dividends on the Series D Preferred and the Series D-1 Preferred shall be payable in preference and priority to any payment of any dividend on stock which ranks junior to the Series D Preferred and the Series D-1 Preferred as to the payment of dividends, including without limitation the Series A Preferred, the Series B Preferred, the Series C Preferred and the Common Stock (such junior stock, "SERIES D/D-1 JUNIOR STOCK") (other than a stock dividend declared and paid on the Common Stock that is payable in shares of Common Stock (hereinafter referred to as a "COMMON STOCK DIVIDEND"). No dividends shall be paid on any Series D/D-1 Junior Stock unless all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Series D Preferred and the Series D-1 Preferred.

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            The holders of the Series C Preferred shall be entitled to receive in each calendar year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, preferential non-compounding, non-cumulative dividends at a rate equal to the greater of (i) 8% per annum of the Original Purchase Price (as defined below) per share of the Series C Preferred held by them, appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like, or (ii) in the case of a declaration of dividends on the Common Stock, the dividends that would be paid with respect to the Common Stock into which the Series C Preferred Stock may be converted at the time of such declaration. Dividends on the Series C Preferred shall be payable in preference and priority to any payment of any dividend on stock which ranks junior to the Series C Preferred as to the payment of dividends, including without limitation the Series A Preferred, the Series B Preferred and the Common Stock (such junior stock, "SERIES C JUNIOR STOCK") (other than a Common Stock Dividend). No dividends shall be paid on any Series C Junior Stock unless all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Series C Preferred.

            The holders of the Series A Preferred and the Series B Preferred shall be entitled to receive in each calendar year, when, as and if declared by the Board of Directors, out of any assets at the time legally available therefor, preferential non-compounding, non-cumulative dividends in cash at the rate per annum of an amount equal to nine percent (9%) of the Original Purchase Price per share of Series A Preferred and Series B Preferred, respectively, held by them, appropriately adjusted for any stock dividends, combinations, splits, recapitalizations and the like, payable in preference and priority to any payment of any dividend on stock which ranks junior to the Series A Preferred and the Series B Preferred as to the payment of dividends, including without limitation the Common Stock (such junior stock, "SERIES A/B JUNIOR STOCK") (other than a Common Stock Dividend). No dividends shall be paid on any Series A/B Junior Stock unless all then accrued but unpaid dividends have been paid with respect to all outstanding shares of Series A Preferred and Series B Preferred.

            No dividends shall be paid on any Common Stock (other than a Common Stock Dividend) unless an equal dividend is contemporaneously or previously paid with respect to all outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and the Series D-1 Preferred on an as-converted basis.

            The "ORIGINAL PURCHASE PRICE" of a share of Series A Preferred is $1.00, of a share of Series B Preferred is $1.50, of a share of Series C Preferred is $1.14, of a share of Series D Preferred is $1.40 and of a share of Series D-1 Preferred is $1.40.

            2.    VOTING RIGHTS.

                  (a) In General. Except as otherwise provided by the Delaware law or by this Certificate, on all matters submitted to a vote of the stockholders of the Corporation, the holders of the shares of Series A Preferred, the holders of the shares of Series B Preferred, the holders of the shares of Series C Preferred, the holders of the shares of Series D Preferred, the holders of the shares of Series D-1 Preferred and the holders of Common Stock shall vote together as a single class. Except as otherwise provided herein, the number of authorized shares of Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding or reserved for issuance upon the exercise of outstanding options, warrants or

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other instruments or securities outstanding from time to time that are convertible into, or exchangeable for Common Stock or Preferred Stock) by the affirmative vote of a majority of the combined voting power of outstanding shares of capital stock of the Corporation entitled to vote thereon, voting as a single class irrespective of the provisions of Section 242(b)(2) of the General Corporation Law of the State of Delaware (or any successor provision thereto). At every annual or special meeting of stockholders of the Corporation, and in any action by written consent of the stockholders of the Corporation, every holder of shares of Common Stock shall be entitled to one (1) vote in person or by proxy for each share of Common Stock standing in such holder's name on the transfer books of the Corporation, and every holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and the Series D-1 Preferred shall have the number of votes equal to the whole number of shares of Common Stock that such holder would have been entitled to receive had such holder converted (pursuant to Section 4 hereof) all of its shares of Series A Preferred, Series B Preferred, Series C, Preferred, Series D Preferred, and/or the Series D-1 Preferred into shares of Common Stock on the date as of which the holders of shares of Common Stock of record entitled to vote were determined.

                  (b) Election to Board of Directors. The Corporation's Board of Directors shall consist of nine (9) members. The holders of the Series A Preferred, voting together as a single class (and separately from the holders of the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock) will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series B Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series C Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect two (2) members to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series D Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D-1 Preferred and the Common Stock), will be entitled to elect two (2) members to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series D-1 Preferred, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred), will be entitled to elect one (1) member of the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred, voting together as a single class (and separately from the holders of the Common Stock), will be entitled to elect one
(1) member to the Board of Directors (and to fill any vacancy with respect thereto). The holders of the Common Stock, voting together as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred), will be entitled to elect one (1) member to the Board of Directors (and to fill any vacancy with respect thereto).

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            3.    LIQUIDATION RIGHTS.

                  (a) Upon any liquidation, dissolution, or winding up of the Corporation, whether voluntary or involuntary ("LIQUIDATION"), the holders of the Series A Preferred, the holders of the Series B Preferred, the holders of the Series C Preferred, the holders of the Series D Preferred and the holders of the Series D-1 Preferred shall be entitled to be paid out of the assets of the Corporation (i) an amount per share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred equal to the Original Purchase Price for each (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares), plus (ii) (A) with respect to the Series A Preferred and the Series B Preferred, an amount equal to nine percent (9%) per annum of the Original Purchase Price per share of Series A Preferred and Series B Preferred from the period beginning on the date of the issuance of each such share and ending on May 15, 2003, and thereafter an amount equal to eight percent (8%) per annum of the Original Purchase Price per share until the date of payment (less the amount of any dividends actually declared and paid with respect to the Series A Preferred or Series B Preferred prior thereto), and (B) with respect to the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred, an amount equal to eight percent (8%) per annum of the Original Purchase Price per share of Series C Preferred, the Series D Preferred and the Series D-1 Preferred from the date of the issuance of each such share until the date of payment (less the amount of any dividends actually declared and paid with respect to the Series C Preferred, the Series D Preferred and the Series D-1 Preferred prior thereto) (the sum of the amounts in the preceding clauses (i) and (ii) (A) and
(B) is the "LIQUIDATION PREFERENCE"). The Liquidation Preference will be paid, prior to any distribution or payment to the holders of any Series A/B Junior Stock, to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred for each share held by them. If upon the occurrence of such event, the assets and funds available for distribution are insufficient to permit the payment to the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and Series D-1 Preferred of the entire Liquidation Preference, then the entire assets and funds of the Corporation legally available for distribution to stockholders will be distributed among the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and Series D-1 Preferred, ratably in proportion to the full preferential amount which they would be entitled to receive pursuant to the provisions of this Certificate.

                  (b)

                        (1) After the payment of the full Liquidation Preference of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred as set forth in Section 3(a) above, the assets of the Company legally available for distribution in such liquidation (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock and the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred on an as-if-converted to Common Stock basis until such time as the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred have received pursuant to Section 3(a) above and this
Section 3(b) an aggregate amount per share of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series D-1 Preferred, as applicable equal to three (3) times the applicable Original Purchase Price (as adjusted for any

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stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof); thereafter, the remaining assets of the Company legally available for distribution in such liquidation (or the consideration received in such transaction), if any, shall be distributed ratably to the holders of the Common Stock.

                        (2) Notwithstanding Section 3(a) and (b)(1) above, solely for purposes of determining the amount that each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred is entitled to receive with respect to a liquidation (as defined in this Section 3), each holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall be entitled to receive, with respect to each such share (after giving effect to the operation of this Section with respect to all other series of Preferred Stock), the greater of (i) the amount that such holder would be entitled to receive with respect to such share pursuant to Section 3(a) and
(b)(1) above or (ii) the amount that such holder would have been entitled to receive with respect to such share if such holder and each other holder of shares of such series of Preferred Stock had converted such shares into Common Stock immediately prior to such liquidation.

                  (c) The following events shall also be considered a "liquidation" under this Section 3:

                        (1) Any redemption of the Series D Preferred, Series D-1 Preferred or Series C Preferred;

                        (2) At the election of the holders of at least sixty-five percent (65%) of the outstanding shares of Series D Preferred and a majority of the outstanding shares of Series C Preferred,

                              (i) any consolidation or merger of the Corporation with or into any other corporation or other entity or person, or any other corporate reorganization, in which the Corporation is not the surviving entity or in which holders of the Corporation's stock outstanding immediately prior to such consolidation, merger or reorganization, own or control less than fifty percent (50%) of the Corporation's voting power immediately after such consolidation, merger or reorganization, or any transaction or series of related transactions in which more than fifty percent (50%) of the Corporation's voting power is transferred; or

                              (ii) any sale, lease, exchange, transfer or other disposition of all or substantially all of the assets of the Corporation.

                  (d) In the event of liquidation as described herein, if the consideration received by the Corporation is other than cash, its value will be deemed its fair market value as determined in good faith by the Board of Directors. Any securities shall be valued as follows:

                        (1) If traded on a securities exchange or through the Nasdaq National Market, the value shall be deemed to be the average of the closing prices of the securities on such quotation system over the ten (10) trading days ending three (3) days prior to the closing;

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                        (2) If actively traded over-the-counter, the value shall
be deemed to be the average of the closing bid or sale prices (whichever is applicable) over the ten (10) trading days ending three (3) days prior to the closing; and

                        (3) If there is no active public market, the value shall be the fair market value thereof, as determined in good faith by the Board of Directors; provided, however, that if the holders of a majority of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred, voting together as a single class (and separately from the holders of the Common Stock), object to such valuation then the value shall be the fair market value thereof, as mutually determined by the Corporation and the holders of not less than a majority of the outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred, voting together as a single class (and separately from the holders of the Common Stock); and provided further, that if the Corporation and the holders of a majority of the outstanding Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred are unable to reach agreement, then by independent appraisal by an investment banker hired and paid by the Corporation, but reasonably acceptable to the holders of a majority of the outstanding shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred, voting together as a single class (and separately from the holders of the Common Stock).

                  (e) Nothing contained in this Section 3 shall be deemed to prevent any holder of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred from exercising such holder's right of conversion pursuant to Section 4 hereof with respect to any shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred at any time prior to a liquidation, dissolution or winding-up, including the giving of any notice of such liquidation, dissolution or winding-up.

            4.    CONVERSION RIGHTS.

            The holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and Series D-1 Preferred shall have the following rights with respect to the conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and Series D-1 Preferred into shares of Common Stock (the "CONVERSION RIGHTS"):

                  (a) OPTIONAL CONVERSION. Each share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall be convertible at the option of the holder thereof, without payment of additional consideration, at any time after the date of issuance of such share at the office of the Corporation or any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred as the case may be, into fully paid and nonassessable shares of Common Stock at the then applicable Conversion Rate (as hereinafter defined). The number of shares of Common Stock into which one share of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred is convertible is hereinafter referred to as the "CONVERSION RATE". The Conversion Rate shall be subject to adjustment from time to time as provided for in Section 4(d) herein.

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                  (b) AUTOMATIC CONVERSION. Each share of Series A Preferred,
Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall automatically be convertible into shares of Common Stock at the then applicable Conversion Rate:

                        (1) upon the closing of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended (the "ACT"), covering the offer and sale of Common Stock (other than a registration on Form S-8, Form S-4 or comparable successor forms) having net proceeds to the Corporation of not less than $50,000,000 and at a public offering price (prior to underwriters' commissions and expenses) of not less than $4.00 per share (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares) and in connection with which the Common Stock is listed for trading on either the New York Stock Exchange or the Nasdaq National Market (a "QUALIFIED PUBLIC OFFERING");

                        (2) with respect to shares of Series D Preferred, upon the written election of the holders of sixty-five percent (65%) of the outstanding shares of the Series D Preferred, voting as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D-1 Preferred and the Common Stock);

                        (3) with respect to shares of Series C Preferred, upon the written election of the holders of seventy-five percent (75%) of the outstanding shares of the Series C Preferred, voting as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock);

                        (4) with respect to shares of Series A Preferred and Series B Preferred, upon the written election of the holders of seventy-five percent (75%) of the outstanding shares of the Series A Preferred and the Series B Preferred, voting together as a single class (and separately from the holders of the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and the Common Stock); and

                        (5) with respect to shares of Series D-1 Preferred, upon the written election of the holders of a majority of the outstanding shares of the Series D-1 Preferred, voting as a single class (and separately from the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred and the Series D Preferred).

In the event of such automatic conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and/or the Series D-1 Preferred, the conversion shall be deemed to have occurred automatically as of the closing of such sale of securities or the date of such election by the holders of the Series D-1 Preferred, Series D Preferred, Series C Preferred or Series A Preferred and Series B Preferred, as the case may be.

                  (c) MECHANICS OF CONVERSION. No fractional shares of Common Stock shall be issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or the Series D-1 Preferred. In lieu of any fractional shares to which the holder would otherwise be entitled, the Company shall pay cash therefor in an amount equal to such fraction times the fair market value of one share of the Company's Common Stock

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(as determined pursuant to Section 3(d) of this Article IV). Before any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred shall be entitled to convert the same into shares of Common Stock, it shall surrender its certificate or certificates therefor, duly endorsed, at the office of the Corporation or of any transfer agent for the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred, as the case may be, and shall give written notice to the Corporation at such office that it elects to convert the same (except that no such written notice of election to convert shall be necessary in the event of any automatic conversion pursuant to Section 4(b)). The Corporation shall, as soon as practicable thereafter, issue and deliver at such office to such holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred a certificate or certificates, registered in such names as are specified by the holder, for the number of shares of Common Stock to which such holder shall be entitled as aforesaid. Except to the extent otherwise provided in Section 4(b) with respect to automatic conversion, such conversion shall be deemed to have been made immediately prior to the close of business on the date of such surrender of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred to be converted, and the person or persons entitled to receive the shares of Common Stock issuable upon such conversion shall be treated for all purposes as the record holder or holders of such shares of Common Stock on such date.

                  (d) Adjustment for Subdivisions, Dividends, Combinations or Consolidations of Common Stock and Other Distributions.

                        (1) In the event the outstanding shares of Common Stock shall be combined or consolidated, by reclassification or otherwise, into a greater or lesser number of shares of Common Stock without a proportionate change in the Preferred Stock, the Conversion Rate in effect immediately prior to such combination or consolidation shall, concurrently with the effectiveness of such combination or consolidation, be proportionately increased or decreased accordingly.

                        (2) In the event the Corporation shall declare or pay any dividend on the Common Stock payable in Common Stock or in the event the outstanding shares of Common Stock shall be subdivided, by reclassification or otherwise, other than by payment of a dividend in Common Stock, into a greater number of shares of Common Stock without a proportionate change in the Preferred Stock, the Conversion Rate in effect immediately prior to such dividend or subdivision shall be proportionately increased:

                              (i) in the case of any such dividend, immediately after the close of business on the record date for the determination of holders of any class of securities entitled to receive such dividend, or

                              (ii) in the case of any such subdivision, at the close of business on the date immediately prior to the date upon which such corporate action becomes effective.

            If such record date shall have been fixed and such dividend shall not have been fully paid on the date fixed therefor, any adjustment previously made to the Conversion Rate with respect to the unpaid portion of such dividend shall be canceled as of the close of business

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on such record date, and thereafter the Conversion Rate shall be adjusted as of the time of actual payment of such dividend.

                        (3) In the event the Corporation at any time or from time to time makes, or fixes the record date for the determination of holders of Common Stock entitled to receive any distribution payable in securities of the Corporation other than shares of Common Stock, then and in each such event provision shall be made so that the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall receive upon conversion thereof, in addition to the number of shares of Common Stock receivable thereupon, the amount of securities of the Corporation which they would have received had their Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred been converted into Common Stock on the date of such event and had they thereafter, during the period from the date of such event to and including the date of conversion, retained such securities receivable by them as aforesaid during such period, subject to all other adjustments called for during such period under this
Section 4(d) with respect to the rights of the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred.

                        (4) If the Common Stock issuable upon conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred shall be changed into the same or a different number of shares of any other class or classes of stock, whether by capital reorganization, reclassification or otherwise (other than a subdivision or combination of shares provided for above), the Conversion Rate then in effect shall, concurrently with the effectiveness of such reorganization or reclassification, be proportionately adjusted such that the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred shall be convertible into, in lieu of the number of shares of Common Stock which the holders would otherwise have been entitled to receive, a number of shares of such other class or classes of stock equivalent to the number of shares of Common Stock that would have been subject to receipt by the holders upon conversion of such Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred immediately before that change.

                  (e)   SALE OF SHARES BELOW CONVERSION PRICE.

                        (1) The Conversion Rate in effect at any time for conversion of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred shall initially be the quotient obtained by dividing: (i) the Original Purchase Price for such Series plus any accrued and unpaid per-share dividends on the Series, by (ii) the "Conversion Price," calculated as provided in this Section 4(e).

                        (2) The conversion price for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred shall initially be the Original Purchase Price with respect to such Series (the "CONVERSION PRICE"). Such initial Conversion Price shall be adjusted from time to time in accordance with this Section 4(e). All references to the Conversion Price herein shall mean the Conversion Price for the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series D-1 Preferred as so adjusted.

                        (3) If at any time or from time to time after the original issue date of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series D-1 Preferred as the case may be, the Corporation issues or sells, or is deemed by the express provisions of this Section 4(e) to have issued or sold, Additional Shares of Common Stock (as hereinafter defined), other than as a dividend or other distribution on any class of stock as provided in Section 4(d) above, for an Effective Price (as hereinafter defined) less than the then effective Conversion Price of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred or the Series D-1 Preferred, as the case may be, then and in each such case the then existing Conversion Price of each Preferred Series so affected shall be reduced, as of the opening of business on the date of such issue or sale, to a price determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock issuable upon the conversion into Common Stock of all Series A Preferred, all Series B Preferred, all Series C Preferred, all Series D Preferred and all Series D-1 Preferred then outstanding, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 4(e)(4)) by the Corporation for the total number of Additional Shares of Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be (A) the number of shares of Common Stock issuable upon the conversion into Common Stock of all Series A Preferred, all Series B Preferred, all Series C Preferred, all Series D Preferred and all Series D-1 Preferred then outstanding plus (B) the total number of Additional Shares of Common Stock so issued.

                        (4) For the purpose of making any adjustment required under this Section 4(e), the consideration received by the Corporation for any issue or sale of securities shall (A) to the extent it consists of cash, be computed at the net amount of cash received by the Corporation without deduction for any underwriting or similar commissions, compensation or concessions paid or allowed by the Corporation in connection with such issue or sale and without deduction of any expenses payable by the Corporation, (B) to the extent it consists of property other than cash, be computed at the fair value of that property as determined in good faith by the Board of Directors, and (C) if Additional Shares of Common Stock, Convertible Securities (as hereinafter defined) or rights or options to purchase either Additional Shares of Common Stock or Convertible Securities are issued or sold together with other stock or securities or other assets of the Corporation for a consideration which covers both, be computed as the portion of the consideration so received that may be reasonably determined in good faith by the Board of Directors to be allocable to such Additional Shares of Common Stock, Convertible Securities or rights or options.

                        (5) For the purpose of making any adjustment required under this Section 4(e), if the Corporation issues or sells any rights, warrants or options for the purchase of stock or other debt or equity securities convertible into or exercisable or exchangeable for shares of Common Stock (such convertible stock or securities being herein referred to as "CONVERTIBLE SECURITIES") and if the Effective Price of such Additional Shares of Common Stock is less than the Conversion Price, in each case the Corporation shall be deemed to have issued at the time of the issuance of such rights or options or Convertible Securities the maximum number of Additional Shares of Common Stock issuable upon exercise, exchange or conversion thereof and to have received as consideration for the issuance of such shares an amount equal to the total amount of the consideration, if any, received by the Corporation for the issuance of such rights or options or Convertible Securities, plus, in the case of such rights or options, the minimum amounts of consideration, if any, payable to the Corporation upon the exercise of such rights or options, plus, in the case of Convertible Securities, the minimum amounts of consideration, if any, payable to the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) upon the conversion, exercise or exchange thereof; provided that if in the case of Convertible Securities the minimum amounts of such consideration cannot be ascertained, but are a function of anti-dilution or similar protective clauses, the Corporation shall be deemed to have received the minimum amounts of consideration without reference to such clauses; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise, exchange or conversion of rights or options or Convertible Securities is reduced over time or on the occurrence or non-occurrence of specified events, the Effective Price shall be recalculated using the figure to which such minimum amount of consideration is reduced; provided further that if the minimum amount of consideration payable to the Corporation upon the exercise, exchange or conversion of such rights or options or Convertible Securities is subsequently increased, the Effective Price shall be again recalculated using the increased minimum amount of consideration payable to the Corporation upon the exercise or conversion of such rights, options or Convertible Securities. No further adjustment of the Conversion Price, adjusted upon the issuance of such rights, options or Convertible Securities, shall be made as a result of the actual issuance of shares of Additional Shares of Common Stock on the exercise of any such rights or options or the conversion or exchange of any such Convertible Securities. If any such rights or options or the exchange or conversion privilege represented by any such Convertible Securities shall expire without having been exercised, the Conversion Price as adjusted upon the issuance of such rights, options or Convertible Securities shall be readjusted to the Conversion Price which would have been in effect had an adjustment been made on the basis that the only Additional Shares of Common Stock so issued were the Additional Shares of Common Stock, if any, actually issued or sold on the exercise of such rights or options or rights of exchange or conversion of such Convertible Securities, and such Additional Shares of Common Stock, if any, were issued or sold for the consideration actually received by the Corporation upon such exercise, plus the consideration, if any, actually received by the Corporation for the granting of all such rights or options, whether or not exercised, plus the consideration received for issuing or selling the Convertible Securities actually converted or exchanged, plus the consideration, if any, actually received by the Corporation (other than by cancellation of liabilities or obligations evidenced by such Convertible Securities) on the conversion or exchange of such Convertible Securities, provided that such readjustment shall not apply to prior conversions of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred.

                        (6) "ADDITIONAL SHARES OF COMMON STOCK" shall mean all shares of Common Stock issued by the Corporation or deemed to be issued pursuant to this Section 4(e), whether or not subsequently reacquired or retired by the Corporation other than (i) shares of Common Stock issued upon conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred, (ii) up to an aggregate of 8,175,259 shares of Common Stock and/or options, warrants or other Common Stock purchase rights, and the Common Stock issued pursuant to such options, warrants or other rights, issued or to be issued to employees, officers or directors of, or consultants or advisers to the Corporation or any subsidiary pursuant to stock purchase or stock option plans or other arrangements that are approved by the Board of Directors and (iii) shares of Common Stock offered to the public generally pursuant to an effective registration statement under the Act.

                        (7) The "EFFECTIVE PRICE" of Additional Shares of Common Stock shall mean the quotient determined by dividing (A) the total number of Additional Shares of Common Stock issued or sold, or deemed to have been issued or sold by the Corporation under this Section 4(e), with respect to a particular issuance into (B) the aggregate consideration received, or deemed to have been received by the Corporation for such issue under this Section 4(e), for such Additional Shares of Common Stock.

                        (8) The provisions of this paragraph 8 apply only to adjustment of the Conversion Price of the Series B Preferred as a result of the issuance by the Corporation of shares of Series C Preferred pursuant to the Amended and Restated Series C Preferred Stock Purchase Agreement dated June 6, 2003, as amended by the Addendum to Amended and Restated Series C Preferred Stock Purchase Agreement dated as of November 19, 2003. Notwithstanding anything to the contrary in this Seventh Amended and Restated Certificate of Incorporation or in any previous certificate of incorporation of the
Corporation:

                              (i) the adjustment will be determined by multiplying the Conversion Price by a fraction (i) the numerator of which shall be (A) the number of shares of Common Stock outstanding immediately prior to the issuance of shares of Series C Preferred, assuming the conversion into Common Stock of all Series A Preferred, all Series B Preferred and all other Convertible Securities, plus (B) the number of shares of Common Stock which the aggregate consideration received (as defined in subsection 4(e)(4)) by the Corporation for the total number of shares of Series C Preferred Common Stock so issued would purchase at such Conversion Price, and (ii) the denominator of which shall be the number of shares of Common Stock outstanding immediately prior to such issuance, assuming the conversion into Common Stock of all Series A Preferred, all Series B Preferred and all other Convertible Securities plus the total number of shares of Series C Preferred so issued (assuming the conversion into Common Stock of such shares of Series C Preferred); and

                              (ii) the adjustment described in the preceding subparagraph (i) will be limited as follows: (A) the Conversion Price of the Series B Preferred will not be reduced below $1.24 per share; (B) the Conversion Rate will not exceed 1.2068266; and (C) the number of additional shares of the Corporation's Common Stock which holders of Series B Preferred will be entitled to receive as a result of such adjustment, assuming conversion of all 4,200,000 outstanding shares of Series B Preferred, will not exceed 868,672 additional shares (as adjusted for any stock dividends, combinations, splits, recapitalizations and the like with respect to such shares after the filing date hereof).

            The Corporation shall from time to time in accordance with the laws of the State of Delaware increase the authorized number of shares of Common Stock if at any time the number of shares of Common Stock remaining unissued and available for issuance shall not be sufficient to permit conversion of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred and the Series D-1 Preferred as provided for in this Section 4.

                  (f) CERTIFICATE AS TO ADJUSTMENTS. Upon the occurrence of each adjustment or readjustment of the Conversion Rate pursuant to this Section 4, the Corporation shall promptly compute such adjustment or readjustment in accordance with the terms hereof and furnish to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred a certificate setting forth such adjustment or readjustment and showing the facts upon which such adjustment or readjustment is based. The Corporation shall, upon the written request at any time of any holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred, furnish or cause to be furnished to such holder a like certificate setting forth (i) such adjustments and readjustments, (ii) the Conversion Rate at the time in effect and (iii) the number of shares of Common Stock and the amount, if any, of other property which at the time would be received upon the conversion of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred, as the case may be.

                  (g) NOTICES OF RECORD DATE. In the event that the Corporation shall propose at any time:

                        (1) To declare any dividend or distribution upon its Common Stock, whether in cash, property, stock or other securities, whether or not a regular cash dividend and whether or not out of earnings or earned surplus;

                        (2) To offer for subscription pro rata to the holders of any class or series of its stock any additional shares of stock of any class or series or other rights;

                        (3) To effect any reclassification or recapitalization of its Common Stock outstanding involving a change in the Common Stock or other capital reorganization by the Corporation;

                        (4) To merge or consolidate with or into any other entity, or sell, lease or convey all or substantially all its property or business, or to liquidate, dissolve or wind up: or

                        (5) To voluntarily or involuntarily dissolve, liquidate or wind up the business and affairs of the Corporation;

then, in connection with each such event, the Corporation shall send to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred:

                              (i) at least twenty (20) days prior written notice of the date on which a record shall be taken for such dividend, distribution or subscription rights (and specifying the date on which the holders of Common Stock shall be entitled thereto) or for determining rights to vote in respect of the matters referred to in (3) and (4) above; and

                              (ii) in the case of the matters referred to in (3) and (4) above, at least twenty (20) days' prior written notice of the date when the same shall take place (and specifying, if practicable, or estimating the date on which the holders of

      Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon the occurrence of such event).

            Each such written notice shall be given by first class mail, postage prepaid, addressed to the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred at the address for each such holder as shown on the books of the Corporation.

                  (h) ISSUE TAXES. The Corporation shall pay any and all issue and other taxes (other than income taxes) that may be payable in respect of any issue or delivery of shares of Common Stock on conversion of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series D-1 Preferred pursuant hereto; provided, however, that the Corporation shall not be obligated to pay any transfer taxes resulting from any transfer requested by any holder in connection with any such conversion.

            5.    PROTECTIVE COVENANTS.

                  (a) Prior to the closing of a Qualified Public Offering, neither the Corporation nor any subsidiary of the Corporation (a "SUBSIDIARY") will, whether by merger, consolidation, reorganization or otherwise (other than a transaction described in Section 3(c)(2)(ii) hereof), without the prior approval, by vote or written consent, of the holders of sixty-five percent (65%) of the Series D Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series D Preferred, voting as a separate class (and separately from the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred and Common Stock):

                        (1) make any changes to the rights, preferences or privileges of the Series D Preferred;

                        (2) create any new class of shares having preference over or on parity with the Series D Preferred; or

                        (3) amend the Certificate of Incorporation or take other actions materially affecting the rights of the Series D Preferred.

                  (b) Prior to the closing of a Qualified Public Offering, neither the Corporation nor any Subsidiary will, whether by merger, consolidation, reorganization or otherwise (other than a transaction described in Section 3(c)(2)(ii) hereof), without the prior approval, by vote or written consent, of the holders of a majority of the Series C Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series C Preferred, voting as a separate class (and separately from the holders of the Series A Preferred, Series B Preferred, Series D Preferred, Series D-1 Preferred and Common Stock):

                        (1) make any changes to the rights, preferences or privileges of the Series C Preferred;

                        (2) create any new class of shares having preference over or on parity with the Series C Preferred; or

                  (3) amend the Certificate of Incorporation or take other actions materially affecting the rights of the Series C Preferred.

            (c) Prior to the closing of a Qualified Public Offering, neither the Corporation nor any Subsidiary will, without the prior approval, by vote or written consent, of the holders of at least 60% of the shares of Series A Preferred and Series B Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series A Preferred or Series B Preferred, voting together as a separate class (and separately from the holders of the Series C Preferred, Series D Preferred, Series D-1 Preferred and Common Stock):

                  (1) make any changes to the rights, preferences or privileges of the Series A Preferred or the Series B Preferred;

                  (2) create any new class of shares having preference over or on parity with the Series A Preferred or Series B Preferred; or

                  (3) amend the Certificate of Incorporation or take other actions materially affecting the rights of the Series A Preferred or the Series B Preferred

            (d) Prior to the closing of a Qualified Public Offering, neither the Corporation nor any Subsidiary will, whether by merger, consolidation, reorganization or otherwise, without the prior approval, by vote or written consent, of the holders of (i) at least sixty-five percent (65%) of the Series D Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series D Preferred, voting as a separate class (and separately from the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D-1 Preferred and Common Stock) and (ii) at least seventy-five percent (75%) of the Series C Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series C Preferred, voting as a separate class (and separately from the holders of the Series A Preferred, Series B Preferred, Series D Preferred, Series D-1 Preferred and Common Stock)

                  (1) effect a liquidation of the Corporation (as defined in Section 3(a) or 3(c) or (ii) of this Article IV);

                  (2) amend, alter or repeal (a) the certificate of incorporation or bylaws of the Corporation or any Subsidiary;

                  (3) make any payment on account of, or set aside any assets for a sinking or other analogous fund for, the purchase, redemption, defeasance, retirement or other acquisition of any equity interest of the Corporation or any Subsidiary, except (A) redemptions pursuant to that certain Third Amended and Restated Stock Restriction Agreement among the Corporation, certain holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, the Series D-1 Preferred and certain employees of the Corporation named therein, as same may be amended in accordance with its terms,
(B) repurchases pursuant to those certain Founder Stock Repurchase Agreements or Employee Stock Purchase Agreements, among the Corporation and certain employees of the Corporation named therein, (C) other redemptions from officers, directors, employees or consultants to the Corporation upon termination of their employment or association with the Corporation pursuant to agreements between such persons and the Corporation approved by the Board of Directors of the Corporation, including a majority of the directors elected in the aggregate by the holders of the Series A Preferred, the Series B Preferred, the Series C Preferred, the Series D Preferred, and the Series D-1 Preferred (D) redemptions of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred in accordance with the provisions of Section D.6 of this Article IV of this Certificate of Incorporation and (E) acquisitions of shares of Common Stock upon exercise of any right of first refusal the Corporation may have to purchase such shares;

                  (4) voluntarily liquidate, wind-up, dissolve or commence any bankruptcy, insolvency, reorganization, debt arrangement or other case or proceeding under any bankruptcy or insolvency law or make a general assignment for the benefit of creditors;

                  (5) incur any indebtedness for borrowed money in excess of $1,000,000, or grant, create or permit the imposition of any lien, charge, security interest or other encumbrance upon any of the assets or properties of the Corporation or any Subsidiary other than with respect to (i) ordinary course trade payables and (ii) indebtedness and financings of budgeted capital expenditures that are reflected in annual budgets approved by the Board of Directors;

                  (6) alter the size of the Board of Directors of the Corporation from nine (9) directors;

                  (7) change the independent auditors of the Corporation;

                  (8) pay or make any dividends or distributions to any holders of the Corporation's Common Stock or Preferred Stock, other than distributions by Subsidiaries of the Corporation to the Corporation;

                  (9) other than as permitted by Section 4(e)(6)(ii) hereof, adopt any equity based or phantom incentive plan or program for the Corporation or any Subsidiary;

                  (10) create a new Subsidiary that is not a wholly-owned Subsidiary of the Corporation or transfer, directly or indirectly, any ownership interest in an existing Subsidiary to any person or entity other than the Corporation or another wholly-owned Subsidiary of the Corporation.

            (e) Prior to the closing of a Qualified Public Offering, neither the Corporation nor any Subsidiary will, without the prior approval, by vote or written consent, of the holders of a majority of the Series D-1 Preferred then outstanding and any shares of Common Stock issued upon conversion of shares of Series D-1 Preferred, voting as a separate class (and separately from the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Common Stock) amend the certificate of incorporation of the Corporation to alter or change the powers, preferences or special rights of the Series D-1 Preferred so as to affect the Series D-1 Preferred adversely but not so affect the entire class of Preferred Stock.

      6. REDEMPTION OF PREFERRED.

            (a) Definitions. As used in this Section 6:

                  (1) "REDEMPTION DEMAND" means (i) a written redemption demand signed by the holders of at least (a) sixty-five (65%) percent of the then-outstanding shares of Series D Preferred and (b) seventy-five (75%) percent of the then-outstanding shares of Series C Preferred or (ii) a written notice that holders of at least (a) sixty-five percent (65%) of the then-outstanding shares of Series D Preferred and (b) seventy-five percent (75%) of the then-outstanding shares of Series C Preferred, each voting as a separate class, have voted to demand redemption, together with such proof of the vote as the Corporation may reasonably require.

                  (2) "REDEMPTION EFFECTIVE DATE" means the date on which redemption of the outstanding shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred is to take place as specified in a Redemption Notice.

                  (3) "REDEMPTION NOTICE" means a written notice notifying each recipient that redemption in accordance with this Section 6 has been demanded, specifying the Redemption Effective Date and the fact that the holder's right to convert shares of Preferred Stock into Common Stock will terminate on the business day prior to that date, the Redemption Price, the place at which payment may be obtained and calling upon such holder to surrender to the Corporation, in the manner and at the place designated, the holder's certificate or certificates representing the shares to be redeemed.

                  (4) "REDEMPTION PRICE" for any share of Preferred Stock means the Liquidation Preference, as defined in Section IV.D.3.(a) of this Certificate of Incorporation, for the Series of which such share is part.

                  (5) "REDEMPTION TRIGGER DATE" means December 31, 2008.

            (b) Redemption on Demand. Subject to applicable law, upon receipt by the Corporation of a Redemption Demand at any time on or after the Redemption Trigger Date, the Corporation shall redeem, in accordance with this Section 6, all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred outstanding as of the date of the Redemption Demand for the Redemption Price, prior to and in preference to any other redemption of the Corporation's capital stock.

            (c) Redemption Notice. Within ten days after receipt of a Redemption Demand that is delivered on or after the Redemption Trigger Date, the Corporation will deliver a Redemption Notice to each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred. The Redemption Notice shall be delivered by certified mail, return receipt requested, postage prepaid, to the address of each holder as indicated on the Corporation's books and records or given by the holder to the Corporation for the purpose of notice or, if no such address appears or is given, at the place where the principal executive office of the Corporation is located. The Redemption Effective Date specified in the Redemption Notice shall be a date not less than twenty (20) or more than ninety (90) days after the date of the Redemption Notice.

            (d) Effect of Redemption Notice. From and after the Redemption Effective Date, (i) each holder of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall surrender to the Corporation the certificate or certificates representing such shares (or in the case of a lost certificate, shall present such evidence of loss and an appropriate undertaking and indemnity as the Corporation may require), in the manner and at the place designated in the Redemption Notice, and thereupon, the aggregate Redemption Price of such shares will be payable in cash to the order of the person whose name appears on such certificate or certificates as the owner thereof and each surrendered certificate will be canceled, and (ii) unless there has been a default in payment of the Redemption Price on the Redemption Effective Date, all rights of the holders of such shares, except the right to receive their respective Redemption Price without interest upon surrender of their certificates (or in the case of a lost certificate, upon delivery of such evidence of loss and an appropriate undertaking as the Corporation may require), shall cease with respect to such shares, and such shares shall not thereafter be transferred on the books of the Corporation or be deemed to be outstanding for any purpose whatsoever.

            (e) Incomplete Redemption. If the funds of the Corporation legally available for redemption of shares of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred on the Redemption Effective Date are insufficient to redeem the total number of such shares outstanding on that date, those funds that are legally available will be used to redeem the maximum possible number of such shares on a pro rata basis among the holders of the Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred, and Series D-1 Preferred based upon each holder's share of the total redemption price if all shares were being redeemed. The shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred covered by the Redemption Notice but not redeemed shall remain outstanding and be entitled to all the rights and preferences provided herein. At any time thereafter when additional funds of the Corporation are legally available for the redemption of shares of Preferred Stock covered by a prior Redemption Notice and not redeemed, such funds immediately will be set aside for the redemption of such portion of the unredeemed shares which the Corporation was obligated to redeem as may then be legally redeemed, and the Corporation will send a Redemption Notice with regard to such shares in the manner provided in Section 6(c); provided that the holders of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred shall receive at least 10 days notice of such redemption. Each date on which previously unredeemed shares may be subsequently redeemed pursuant to the previous sentence will be deemed a Redemption Effective Date hereunder.

            (f) Redemption Funding. On or prior to the Redemption Effective Date, the Corporation shall deposit the Redemption Price of all shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred (or if the amount of funds which are legally available for the redemption of shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred is insufficient for such redemption, then as provided in Section 6(e), such lesser amount as is available for redemption), with a bank or trust company located in the State of Michigan having aggregate capital and surplus in excess of $50,000,000, as a trust fund for the benefit of the respective holders of the shares designated for redemption and not yet redeemed. Simultaneously, the Corporation shall deposit irrevocable instructions and authority to such bank or trust company to pay, on and after the Redemption Effective Date, the Redemption Price of the shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred and Series D-1 Preferred to the holders thereof, respectively, to be redeemed in accordance with the Redemption Notice upon surrender of their certificates. Any money deposited by the Corporation pursuant to this Section 6(f) for the redemption on a particular Redemption Effective Date of shares of Preferred Stock which are converted into shares of Common Stock no later than the close of business on the last business day prior to such Redemption Effective Date will be returned to the Corporation forthwith upon such conversion. The balance of any money deposited by the Corporation pursuant to this Section 6(f) remaining unclaimed at the expiration of six months following a Redemption Effective Date shall be returned to the Corporation (unless they have been set aside as provided in Section 6(e) with regard to a prior partial redemption), provided that each holder to which such money would have been payable from such deposit, had the holder timely complied with the redemption procedures in Section 6(e) and the Redemption Notice, shall be entitled, upon proof of ownership and surrender of certificates for the Preferred Stock, to receive the Redemption Price for such holder's shares without interest from the relevant Redemption Effective Date.

      7. NO REISSUANCE OF SERIES PREFERRED.

      No share or shares of Series A Preferred, Series B Preferred, Series C Preferred, Series D Preferred or Series D-1 Preferred acquired by the Corporation by reason of purchase, conversion or otherwise shall be reissued; and in addition, this Certificate shall be appropriately amended to effect the corresponding reduction in the Corporation's authorized stock.

                                       V.

      The Corporation shall have perpetual existence.

                                      VI.

      Except to the extent expressly otherwise provided herein or in the By-laws of the Corporation, the Board of Directors of the Corporation is expressly authorized to adopt, amend or repeal the By-laws, but the stockholders may make additional by-laws and may alter or repeal any by-laws whether adopted by them or otherwise.

                                      VII.

      Pursuant to Section 211(e) of the Delaware Law, elections of directors need not be by written ballot except and to the extent provided in the By-laws of the Corporation.

                                     VIII.

      (A) To the fullest extent permitted by the Delaware Law as the same exists or as may hereafter be amended, a director of the Corporation shall not be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director.

      (B) The Corporation shall indemnify to the fullest extent permitted by law any person made or threatened to be made a party to an action or proceeding, whether criminal, civil,

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

administrative or investigative, by reason of the fact that he, his testator or intestate is or was a director, officer, employee or agent of the Corporation or any predecessor of the Corporation or serves or served any other enterprise as a director, officer or employee at the request of the Corporation or any predecessor to the Corporation.

      (C) The Corporation shall have power, to the extent now or hereafter provided by law, to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person's status as such, whether or not the Corporation would have the power to indemnify the person against the liability covered by such insurance.

      (D) Neither any amendment nor repeal of this Article VIII nor the adoption of any provision of the Corporation's Certificate of Incorporation inconsistent with this Article VIII, shall eliminate or reduce the effect of this Article VIII in respect of any matter occurring, or any action or proceeding accruing or arising or that, but for this Article VIII, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

      FIVE: The foregoing amendment and restatement of the Certificate of Incorporation has been duly approved by the Board of Directors of this Corporation.

      SIX: The foregoing amendment and restatement of this Certificate has been duly approved by the required vote of shareholders in accordance with Section 242 of the Delaware Law. The Corporation has two classes of stock authorized which are entitled to vote with respect to the amendments herein set forth, Common Stock and Preferred Stock. The total number of outstanding shares of Common Stock of the Corporation is 3,976,000, and the total number of shares of Preferred Stock outstanding is 42,335,780, 1,575,000 of which are designated as Series A Preferred Stock, 4,200,000 of which are designated as Series B Preferred Stock, 25,596,491 of which are designated as Series C Preferred Stock and 10,964,289 of which are designated as Series D Preferred Stock. The number of shares of Common Stock, Series A Preferred Stock, Series B Preferred Stock, Series C Preferred Stock and Series D Preferred Stock voting in favor of the amendment equaled or exceeded the vote required. The percentage vote required was more than fifty percent (50%) of the outstanding Common Stock, at least sixty percent (60%) of the outstanding Series A Preferred Stock and Series B Preferred Stock voting together as a class, at least seventy-five percent (75%) of the outstanding Series C Preferred Stock voting as a separate class, and at least sixty percent (60%) of the outstanding Series D Preferred Stock voting as a separate class.

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

      The undersigned, Robert L. Zerbe, M.D. and Stephen M. Davis, the President and Secretary, respectively, of Quatrx Pharmaceuticals Company, declare under penalty of perjury under the laws of the State of Delaware that they have read the foregoing certificate and know the contents thereof and that the same is true of their own knowledge.

      Executed at Detroit, Michigan, on May 13, 2005.

                                          /s/ Robert L. Zerbe
                                          -------------------------------
                                          Robert L. Zerbe, M.D., President

                                          /s/ Stephen M. Davis
                                          -------------------------------
                                          Stephen M. Davis, Secretary

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